UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   February 21, 2006 (November 29, 2005)

Cano Petroleum, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32496	77-0635673
(Commission File Number)	(IRS Employer Identification No.)

The Oil & Gas Commerce Building 309 West 7th Street, Suite 1600 Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

(817) 698-0900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 9.01	Financial Statements and Exhibits.

As reported on a Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2005, on November 29, 2005, Cano Petroleum, Inc. (“Cano”) acquired all of the common stock of W.O. Energy of Nevada, Inc. (“W.O.”). Cano hereby amends the prior Current Report on Form 8-K and sets forth below the financial statements of W.O. and the pro forma financial information. The financial statements of W.O. included in this filing reflect the assets and liabilities of W.O. prior to Cano’s acquisition of the company.  Certain of the assets and liabilities included in those statements were distributed to or assumed by W.O.’s prior owners before the acquisition of W.O. by Cano.  The pro forma financial information included in this filing reflects adjustments to exclude those assets and liabilities distributed to or assumed by W.O.’s prior owners and their impact on W.O.’s results of operations.

(a)	Financial Statements of Business Acquired.

Financial Statements of W.O. Energy of Nevada, Inc. for the Year Ended November 30, 2004 and the Ten Months Ended September 30, 2005.
Report of Independent Auditors
Balance Sheets
Statements of Operations and Retained Earnings
Statements of Cash Flows
Notes to Financial Statements

Supplementary Oil and Gas Information (unaudited)

(b)	Pro Forma Financial Information (unaudited)

Pro Forma Consolidated Statements of Operations (unaudited) of Cano – W.O. for the six months ended December 31, 2005, and for the year ended June 30, 2005.

Report of Independent Registered Public Accounting Firm

To the Stockholders

W.O. Energy of Nevada, Inc.

Fort Worth, Texas

We have audited the consolidated balance sheets of W.O. Energy of Nevada, Inc. and subsidiaries as of November 30, 2004 and September 30, 2005, and the related consolidated statements of operations and retained earnings and cash flows for the twelve months ended November 30, 2004 and the ten months ended September 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of W.O. Energy of Nevada, Inc. and subsidiaries as of November 30, 2004 and September 30, 2005, and the results of their operations and their cash flows for the twelve months ended November 30, 2004 and ten months ended September 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Hein & Associates LLP
Hein & Associates LLP
Dallas, Texas
February 10, 2006

W.O. ENERGY OF NEVADA, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2005	November 30, 2004
ASSETS
Current assets
Cash and cash equivalents	$3,245,068	$2,650,638
Marketable securities - trading	1,011,766	—
Accounts receivable	1,498,044	1,443,487
Other current assets	95,794	139,820
Total current assets	5,850,672	4,233,945

Oil and gas properties, successful efforts method	9,215,308	7,306,320
Less accumulated depletion and depreciation	(247,630)	(216,735)
Net oil and gas properties	8,967,678	7,089,585

Fixed assets	5,584,764	2,846,967
Less accumulated depreciation	(2,434,486)	(1,487,026)
Net fixed assets	3,150,278	1,359,941

Investments	597,699	768,914
Accumulated value of officers’ life insurance	208,578	198,627
TOTAL ASSETS	$18,774,905	$13,651,012

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$468,780	$379,562
Oil and gas sales payable	549,911	445,806
Accrued liabilities	257,720	178,135
Income tax payable	1,220,000	—
Current portion of long-term debt	2,125,366	183,779
Total current liabilities	4,621,777	1,187,282
Long-term liabilities
Long-term debt	—	583,616
Deferred tax liability	2,187,000	1,357,000
Deferred gain	32,822	84,970
Asset retirement obligations	492,305	462,496
Total long-term liabilities	2,712,127	2,488,082
Total liabilities	7,333,904	3,675,364
Commitments and contingencies (Note 8)
Minority interest	251,034	—
Stockholders’ equity
Common stock, par value $0.01 per share; 1,000,000 shares authorized; 1,200 shares issued	12	12
Additional paid-in capital	41,545	41,545
Retained earnings	11,148,410	9,934,091
Total stockholders’ equity	11,189,967	9,975,648
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$18,774,905	$13,651,012

See accompanying notes to these consolidated financial statements.

W.O. ENERGY OF NEVADA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

	Ten Months Ended September 30, 2005	Twelve Months Ended November 30, 2004
Operating Revenues:
Crude oil and natural gas sales	$11,096,840	$11,156,931

Operating Expenses:
Lease operating expenses	3,238,221	3,429,262
Production taxes	503,018	492,113
General and administrative	2,315,166	2,261,013
Accretion of asset retirement obligations	29,809	33,415
Depletion and depreciation	355,911	182,065
Total operating expenses	6,442,125	6,397,868

Operating Income	4,654,715	4,759,063

Other income (expenses):
Minority interest	24,283	—
Interest expense	(98,200)	(44,545)
Other income, net	218,572	55,450
Gain on sale of aircraft	593,306	—
Total other income	737,961	10,905

Income before income taxes	5,392,676	4,769,968

Current income tax provision	1,220,000	—
Deferred income tax provision	830,000	1,357,000

Net Income	$3,342,676	$3,412,968

Retained earnings, beginning of period	9,934,091	8,402,056
Distributions	(2,128,357)	(1,880,933)
Retained earnings, end of period	$11,148,410	$9,934,091

See accompanying notes to these consolidated financial statements.

W.O. ENERGY OF NEVADA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Ten Months Ended September 30, 2005	Twelve Months Ended November 30, 2004
Cash flow from operating activities:
Net income	$3,342,676	$3,412,968
Adjustments needed to reconcile to net cash flow provided by operating activities:
Accretion of asset retirement obligations	29,809	33,415
Depletion and depreciation	355,911	182,065
Deferred gain	(52,148)	(51,742)
Deferred income taxes	830,000	1,357,000
Change in accumulated value of officers’ life insurance	(9,951)	53,369
Minority interest in earnings of PetroWings	(24,283)	—
Gain on sale of aircraft	(593,306)	—
Equity in earnings of PetroWings	—	236,920

Changes in assets and liabilities relating to operations:
Accounts receivable	(54,557)	(733,083)
Accounts payable	29,035	(857,017)
Oil and gas sales payable	104,105	445,806
Income taxes payable	1,220,000	—
Other current assets and liabilities	123,611	397,329

Net cash provided by operating activities	5,300,902	4,477,030

Cash flow from investing activities:
Acquisition of oil and gas properties	(1,550,000)	—
Additions to oil and gas properties	(358,988)	(174,127)
Purchase of controlling interest of PetroWings, net of cash in partnership and minority interest	(73,503)	—
Contributions to PetroWings from minority interests	388,069	—
Advances to PetroWings	—	(63,860)
Proceeds from sale of aircraft	1,100,000	—
Hotel construction	(509,183)	—
Purchases of marketable securities - trading	(1,011,766)	—
Additions to fixed assets	(720,715)	(194,378)
Net cash used in investing activities	(2,736,086)	(432,365)

Cash flow from financing activities:
Borrowing under long-term debt	1,688,127	17,395
Repayments of long-term debt	(1,530,156)	(422,503)
Distributions	(2,128,357)	(1,880,933)
Net cash used in financing activities	(1,970,386)	(2,286,041)

Net increase in cash and cash equivalents	594,430	1,758,624

Cash and cash equivalents at beginning of period	2,650,638	892,014

Cash and cash equivalents at end of period	$3,245,068	$2,650,638

Supplemental disclosure of cash flow information:
Cash paid for interest	$98,200	$44,545

See accompanying notes to these consolidated financial statements.

W.O. ENERGY OF NEVADA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of W.O. Energy of Nevada, Inc. (“WO Energy”) and its wholly owned subsidiaries include the accounts of WO Energy and its wholly owned subsidiaries, W.O. Operating Company, Ltd. (“WO Operating”), W.O. Production Company, Ltd., and W.O. Energy, Inc. W.O. Energy is a Nevada corporation.

WO Operating is WO Energy’s principal operating subsidiary. WO Energy is an independent oil and gas company based in Pampa, Texas. WO Energy is engaged in the acquisition, development and operation of oil and gas properties, which are presently located in the panhandle of Texas.

WO Operating was formed as a Texas limited liability company on November 14, 1996. The original formation was through a merger among commonly owned companies of its two principal individual owners - Miles O’ Loughlin and Scott White, effective on November 14, 1996.

WO Energy’s consolidated results also include investments in two limited partnerships – PetroWings Limited Partnership (“PetroWings”) and the Top of Texas Limited Partnership (“Top of Texas”). The primary purpose of PetroWings is to jointly participate in the operations of two aircraft. Our participation in PetroWings began in May 2001. Top of Texas was formerly known as the Pampans for Progress Limited Partnership (“Pampans LP”). At November 30, 2004, we had a 25% interest in Pampans LP. During 2005, we withdrew our investment from Pampans LP, primarily consisting of land, and formed Top of Texas, a wholly owned limited partnership. The primary purpose of Top of Texas is to acquire prime commercial property in Pampa, Texas and develop it into a hotel/motel complex.

Consolidation and Use of Estimates

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of WO Energy and its wholly-owned subsidiaries.  Intercompany accounts and transactions are eliminated.  In preparing the accompanying financial statements, management has made certain estimates and assumptions that affect reported amounts in the financial statements and disclosures of contingencies. Actual results may differ from those estimates.  Significant assumptions are required in the valuation of proved oil and gas reserves, which may affect the amount at which oil and gas properties are recorded.  It is at least reasonably possible these estimates could be revised in the near term, and these revisions could be material.

Oil and Gas Properties and Equipment

We follow the successful efforts method of accounting, capitalizing costs of successful exploratory wells and expensing costs of unsuccessful exploratory wells.  All developmental costs are capitalized.  We are predominately engaged in the acquisition and development of proved reserves as opposed to exploration activities.

Depreciation and depletion of producing properties and related equipment is computed on the units-of-production method based on estimated proved oil and gas reserves.  Repairs and maintenance are expensed, while renewals and betterments are generally capitalized.

At least annually, or more frequently, if conditions indicate that long-term assets may be impaired, the carrying value of property is compared to management’s future estimated pre-tax cash flow from the properties.  If impairment is necessary, the asset carrying value is written down to fair value. Cash flow pricing estimates are based on existing proved reserve and production information and pricing assumptions that management believes are reasonable. Impairment of individually significant unproved properties is assessed on a property-by-property basis, and impairment of other unproved properties is assessed and amortized on an aggregate basis. We have no significant unproved properties at November 30, 2004 or September 30, 2005. No impairment was necessary at November 30, 2004 or September 30, 2005.

Asset Retirement Obligation

Our financial statements reflect the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.  SFAS No. 143 provides that, if the fair value for an asset retirement obligation can be reasonably estimated, the liability should be recognized in the period when it is incurred.  Oil and gas producing companies incur this liability upon acquiring or drilling a well.  Under the method prescribed by SFAS No. 143, the retirement obligation is recorded as a liability at its estimated present value at the asset’s inception, with an offsetting increase to producing properties on the balance sheet.  Periodic accretion of discount of the estimated liability is recorded as an expense in the statement of operations.

The following table describes the changes in our asset retirement obligations through September 30, 2005:

Balance, November 2003	$429,081
Accretion expense	33,415
Balance, November 30, 2004	462,496
Accretion expense	29,809
Balance, September 30, 2005	$492,305

Cash and Cash Equivalents

Cash equivalents are considered to be all highly liquid investments having an original maturity of three months or less. We place our cash deposits with high-quality financial institutions. At times, such deposits may exceed federally insured limits. As of September 30, 2005 and November 30, 2005, we had cash in banks in excess of federally insured limits of $2,839,124 and $2,450,638, respectively.

Accounts Receivable

Accounts receivable principally consists of oil and gas sales proceeds receivable, typically due within 30 and 60 days of oil and gas production, respectively. We require no collateral for such receivables, nor do we charge interest on past due balances. We periodically review receivables for collectibility and reduce the carrying amount of the receivables by an allowance. No such allowance was due at November 30, 2004 or September 30, 2005. As of November 30, 2004 and September 30, 2005, our accounts receivable were primarily held by three purchasers – one oil purchaser and two gas purchasers. At November 30, 2004, balances due from these three customers amounted to 36%, 45% and 18% of accounts receivable, respectively. At September 30, 2005, balances due from these three customers amounted to 53%, 25% and 22% of accounts receivable, respectively.

Marketable Securities -Trading

Our short-term investments consist primarily of investment grade debt and equity securities that are classified as “trading securities” in accordance with the provisions of SFAS 115, Accounting for Certain Investments in Debt and Equity Securities trading securities. Under SFAS 115, we reported these short-term investments at fair value, with unrealized gains and losses included in our earnings. For the ten months ended September 30, 2005, we recorded an unrealized gain of $69,888.

Revenue Recognition

We recognize revenue when crude oil and natural gas quantities are delivered to or collected by the respective purchaser.  Title to the produced quantities transfers to the purchaser at the time the purchaser collects or receives the quantities.  Prices for such production are defined in sales contracts and are readily determinable based on certain publicly available indices.  The purchasers of such production have historically made payment for crude oil and natural gas purchases within thirty-five days of the end of each production month.  We periodically review the difference between the dates of production and the dates we collect payment for such production to ensure that receivables from those purchasers are collectible.  All transportation costs are accounted for as a reduction of oil and natural gas sales revenue.

As of November 30, 2004 and September 30, 2005, we sell our crude oil production to one independent purchaser and our natural gas production to two independent purchasers. During the twelve months ended November 30, 2004, sales to these three customers represented 55%, 23% and 21% of total operating revenue, respectively. During the ten months ended September 30, 2005, sales to these three customers represented 59%, 24% and 16% of total operating revenue, respectively.

Income Taxes

Deferred tax assets or liabilities are recognized for the anticipated future tax effects of temporary differences between the financial statement basis and the tax basis of the Company’s assets and liabilities.  These balances are measured using tax rates in effect for the year in which the differences are expected to reverse.  A valuation allowance for deferred tax assets is recorded when it is more likely than not that the benefit from the deferred tax asset will not be realized.

Financial Instruments

The carrying amount of financial instruments including cash and cash equivalents, accounts receivable, and accounts payable approximate fair value, unless otherwise stated, as of September 30, 2005 and November 30, 2004. The carrying amount of long-term debt approximates market value due to the use of market interest rates. The marketable securities – trading are reported at market value, as previously discussed.

Recent Accounting Pronouncement

In April 2005, the FASB issued Staff Interpretation No. 19-1 (“FSP 19-1”) Accounting for Suspended Well Costs, which provides guidance on the accounting for exploratory well costs and proposes an amendment to FASB Statement No. 19 (“FASB 19”), Financial Accounting and Reporting by Oil and Gas Producing Companies. The guidance in FSP 19-1 applies to enterprises that use the successful efforts method of accounting as described in FASB 19. We do not expect the guidance contained in FSP 19-1 to have a material impact on our consolidated financial position, results of operations, or cash flows.

2.     INVESTMENTS

PetroWings

We had a 40% interest in PetroWings through July 31, 2005. On August 1, 2005, we acquired the interest of one of our partners for $400,000, which increased our ownership percentage to 67%. Through November 30, 2004, we applied the equity method of accounting for this investment. During the twelve months ended November 30, 2004, our equity in the loss of PetroWings amounted to $236,920. Such amount is included in general and administrative expense on our statement of operations for that period because it represents our share of aircraft operating costs. Beginning August 1, 2005, our consolidated financial statements include a full consolidation of the PetroWings’ financial position and operating results. For the period from December 1, 2004 through July 31, 2005, our equity in the loss of PetroWings was insignificant. At September 30, 2005, our financial statements include PetroWings’ assets totaling $980,663.

Top of Texas

As previously discussed, we own 100% of the Top of Texas limited partnership as of September 30, 2005. At November 30, 2004, we had a 25% interest in Pampans for Progress, the predecessor to Top of Texas. We applied the equity method of accounting for this investment at November 30, 2004. During the ten months ended September 30, 2005, we spent approximately $509,000 to construct a hotel at this location, which increased the fixed asset value to approximately $613,000. At September 30, 2005, our consolidated financial statements include a full consolidation of the Top of Texas’ financial position and operating results. At November 30, 2004, we had an investment of $104,000 recorded in our consolidated balance sheet. The losses for the ten months ended September 30, 2005 and twelve months ended November 30, 2004 have been insignificant.

Soncy Road Property

WO Energy purchased 11.5 acres of prime commercial property in Amarillo, Texas. The property is located in close proximity to commercial retail, lodging and fine dining establishments. At September 30, 2005 and November 30, 2004, we had invested $597,699 in this property. The previous owner had requested an option to repurchase this property. This option expired in June 2005.

3.     FIXED ASSETS

Our fixed assets consisted of the following.

	September 30, 2005	November 30, 2004
Drilling and workover rigs, and related equipment	$1,502,141	$1,343,071
Vehicles	1,522,939	1,257,544
Building	210,898	210,898
Aircraft	1,698,545	—
Land & hotel	613,183	—
Other	37,058	35,454
	5,584,764	2,846,967
Less: accumulated depreciation	(2,434,486)	(1,487,026)
Net fixed assets	$3,150,278	$1,359,941

The hotel had not been placed in service as of September 30, 2005. The remaining fixed assets are being depreciated over seven to twelve years, except the buildings are being depreciated over 40 years.

4.     McMAHON ACQUISITION

During January 2005, we acquired oil and gas properties from McMahon Operating Company LC for $1,550,000. These properties are located in close proximity to our existing properties in the panhandle of Texas. The net reserves acquired were internally estimated to be oil reserves of 272,283 barrels and natural gas reserves of 1,151,670 mcf.

5.     INCOME TAXES

Our income tax provision is as follows:

	September 30, 2005	November 30, 2004
Current
Federal	$1,092,000	$—
State	128,000	—
Total current income tax provision	1,220,000	—
Deferred
Federal	743,000	1,214,000
State	87,000	143,000
Total deferred income tax provision	830,000	1,357,000
Total income tax provision	$2,050,000	$1,357,000

Our income tax provision varies from the amount that would result from applying the federal statutory income tax rate to income before income taxes as follows:

	September 30, 2005	November 30, 2004
Income tax provision calculated using the federal statutory income tax rate	$1,834,000	$1,622,000
State income taxes	216,000	191,000
Adjustments to the valuation allowance	—	(456,000)
Total income tax provision	$2,050,000	$1,357,000

Deferred income taxes relate to temporary differences based on tax laws and statutory rates in effect at September 30, 2005 and November 30, 2004. The following table summarizes our deferred tax liabilities.

	September 30, 2005	November 30, 2004
Asset retirement obligations	$24,000	$13,000
Net operating loss carryforwards	—	711,000
Total deferred tax assets	24,000	724,000
Deferred tax liabilities:
Depreciation, depletion and amortization	(2,211,000)	(2,081,000)
Net deferred tax liability	$(2,187,000)	$(1,357,000)

6.     RELATED PARTY TRANSACTIONS

We entered into various related party transactions that did not pertain to our normal operations.  Payments related to these transactions have been charged to shareholders’ equity totaling $97,781 for the ten months ended September, 30, 2005 and $119,364 for the twelve months ended November 30, 2004.

We currently lease our office building from our two principal individual owners - Miles O’Loughlin and Scott White. During the twelve months ended November 30, 2004, we paid $42,000 to our two principal owners. During the ten months ended September 30, 2005, we paid $35,000.

7.     LONG-TERM DEBT

At November 30, 2004, our long-term debt balance of $767,395 consisted of a $750,000 bank loan and a $17,395 vehicle loan. The bank loan was secured by our oil and gas properties and the vehicle loan was secured by a specific vehicle. The bank loan had no required principal payments. Both loans are due on November 30, 2008. At November 30, 2004, the interest rates for the bank and vehicle loans were 4.75% and 8.17%, respectively.

At September 30, 2005, our long-term debt balance of $2,125,366 consisted of two bank loan balances of totaling $2,000,145 and vehicle loans totaling $125,221. The bank loans were secured by our oil and gas properties and the vehicle loans were secured by various vehicles. The two bank loans were due on November 30, 2008, required monthly payments of $54,000, and had a 7% interest rate at September 30, 2005. The vehicle loans had loan periods that varied from 36 to 60 months, required monthly payments of approximately $3,400, and had interest rates varying from 7.74% to 8.74% as of September 30, 2005.

As discussed in Note 9, all long-term debt balances were paid in full pursuant to our acquisition by Cano Petroleum, Inc.

8.     COMMITMENTS AND CONTINGENCIES

Litigation

Occasionally, we are involved in various lawsuits and certain governmental proceedings arising in the ordinary course of business.  Our management does not believe that the ultimate resolution of any current matters will have a material effect on our financial position or results of operations.

ONEOK Lawsuit

In the case styled “W.O. Operating Company, Ltd. v. ONEOK Texas Field Services, L.P.”, on April 15, 2002, W.O. Operating Company, Ltd. (“WO”) filed suit against ONEOK Texas Field Services, L.P. (“ONEOK”) for the recovery of underpayments for gas sold by WO to ONEOK under a gas purchase agreement. While currently undetermined, the damages claimed are expected to be in the range of $1,200,000 to $2,400,000. ONEOK has counterclaimed for overpayments under the gas purchase agreement in an approximate amount of $559,021. Discovery is ongoing and a trial date in the fall of 2006 is anticipated. Based on our current information, we can not readily determine a range for a possible loss, if any.

Leases

Our principle office building is subject to a non-cancelable operating lease that expires on October 1, 2011 with our two principal individual owners, as discussed in Note 6. The monthly lease payments are $3,500.

Future minimum rent payments under the lease are as follows:

For years ending November 30
2006	$42,000
2007	42,000
2008	42,000
2009	42,000
2010	42,000
Thereafter	38,500
$248,500

Rent expense under our noncancellable operating lease amounted to $35,000 for the ten months ended September 30, 2005 and $42,000 for the twelve months ended November 30, 2004

Other

To date, our expenditures to comply with environmental or safety regulations have not been significant and are not expected to be significant in the future. However, new regulations, enforcement policies, claims for damages or other events could result in significant future costs.

9.     SUBSEQUENT EVENTS

On November 29, 2005, Cano Petroleum, Inc. (“Cano”) acquired all of our outstanding common stock for approximately $55.24 million. Certain assets and liabilities were distributed to or assumed by our stockholders prior to Cano's acquisition. The purchase price consisted of approximately $47 million in cash and approximately $8.24 million in restricted shares of Cano common stock.   $2 million of the cash portion of the purchase price was paid into an escrow account for a minimum of two years to cover potential indemnification payments by W.O. Energy.  The approximate $8.24 million of Cano common stock resulted in the issuance of 1,791,320 shares to the sellers based on the average of the closing price of the Cano common stock on AMEX for the three trading days immediately prior to November 29, 2005, which was $4.60 per share.  As part of this acquisition, all long-term debt was paid in full.

10.  SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

All of our operations are directly related to oil and gas producing activities located in the panhandle of Texas.

Capitalized Costs Relating to Oil and Gas Producing Activities

End of Period	September 30, 2005	November 30, 2004
Proved oil and gas properties	$9,215,308	$7,306,320

Less accumulated depletion and depreciation	(247,630)	(216,735)

Net Capitalized Costs	$8,967,678	$7,089,585

Costs Incurred in Oil and Gas Producing Activities

For the Period Ended	September 30, 2005	November 30, 2004
Acquisition of proved properties	$1,550,000	$—
Development costs	358,988	621,431

Total Costs Incurred	$1,908,988	$621,431

Results of Operations from Oil and Gas Producing Activities

For the Period Ended	September 30, 2005	November 30, 2004
Oil and gas revenues	$11,096,840	$11,156,931
Production costs	(3,238,221)	(3,429,262)
Production taxes	(503,018)	(492,113)
Depreciation and amortization	(342,568)	(169,033)
Accretion of asset retirement obligation	(29,809)	(33,415)
Results of operations before income taxes	6,983,224	7,033,108
Provision for income taxes	(2,653,625)	(2,672,581)
Results of Oil and Gas Producing Operations	$4,329,599	$4,360,527

Proved Reserves

Our proved oil and gas reserves have been estimated by independent petroleum engineers as of September 30, 2005, and internally estimated as of November 30, 2003 and 2004. Proved reserves are the estimated quantities that geologic and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods.  Due to the inherent uncertainties and the limited nature of reservoir data, such estimates are subject to change as additional information becomes available.  The reserves actually recovered and the timing of production of these reserves may be substantially different from the original estimate. Revisions result primarily from new information obtained from development drilling and production history; acquisitions of oil and gas properties; and changes in economic factors.  Our proved reserves are summarized in the table below.

	Crude Oil Bbls.	Natural Gas Mcf
Reserves at November 30, 2003	3,120,330	13,770,610
Revisions of prior estimates	19,792,430	21,753,890
Production	(164,460)	(725,810)
Reserves at November 30, 2004	22,748,300	34,798,690

Proved producing reserves	2,965,400	15,015,790

Reserves at November 30, 2004	22,748,300	34,798,690
Revisions of prior estimates	1,252,957	27,000,920
Purchases of minerals in place	272,283	1,151,670
Production	(156,350)	(791,690)
Reserves at September 30, 2005	24,117,190	62,159,590

Proved producing reserves	2,864,310	13,277,980

Standardized Measure

The standardized measure of discounted future net cash flows (“standardized measure”) and changes in such cash flows are prepared using assumptions required by the Financial Accounting Standards Board.  Such assumptions include the use of year-end prices for oil and gas and year-end costs for estimated future development and production expenditures to produce year-end estimated proved reserves.  Discounted future net cash flows are calculated using a 10% rate.

As of September 30, 2005 and November 30, 2004, estimated well abandonment costs, net of salvage, are deducted from the standardized measure using year-end costs. Such abandonment costs are recorded as a liability on the consolidated balance sheet, using estimated values at the projected abandonment date and discounted using a risk-adjusted rate at the time the well is drilled or acquired.

The standardized measure does not represent management’s estimate of our future cash flows or the value of proved oil and gas reserves. Probable and possible reserves, which may become proved in the future, are excluded from the calculations. Furthermore, year-end prices used to determine the standardized measure of discounted cash flows, are influenced by seasonal demand and other factors and may not be the most representative in estimating future revenues or reserve data.

Price and cost revisions are primarily the net result of changes in year-end prices, based on beginning of year reserve estimates. Quantity estimate revisions are primarily the result of higher prices resulting in extended economic lives of proved reserves and significant amounts of proved undeveloped reserves becoming economic, as well as increased development activities.

The standardized measure of discounted future net cash flows related to proved crude oil and natural gas reserves at September 30, 2005 and November 30, 2004 is as follows:

Standardized Measure of Discounted Future Net Cash Flows:

	2005	2004
Future cash inflows	$2,303,000,000	$1,301,000,000
Future production and development costs	(822,800,000)	(734,400,000)
Future income tax expenses	(559,500,000)	(213,200,000)
Future net cash flows	920,700,000	353,400,000
10% annual discount	(635,900,000)	(305,900,000)
Standardized measure of discounted future net cash flows	$284,800,000	$47,500,000

The primary changes in the standardized measure of discounted future net cash flows for the ten months ended September 30, 2005 and twelve months ended November 30, 2004 are as follows:

Changes in Standardized Measure of Discounted Future Net Cash Flows:

	2005	2004
Balance at beginning of year	$47,500,000	$15,800,000
Net changes in prices and production costs	206,600,000	12,000,000
Net changes in future development costs	400,000	(23,400,000)
Sales of oil and gas produced, net	(7,400,000)	(7,200,000)
Purchases of reserves	12,300,000	—
Extensions and discoveries	—	—
Revisions of previous quantity estimates	87,500,000	109,700,000
Previously estimated development costs incurred	300,000	200,000
Net change in income taxes	(113,600,000)	(54,500,000)
Accretion of discount	10,100,000	3,300,000
Other	41,100,000	(8,400,000)
Balance at end of year	$284,800,000	$47,500,000

At November 30, 2004 and September 30, 2005, our proved reserve amounts include proved undeveloped reserves that represent 81% and 85%, respectively, of our total proved reserves. The proved undeveloped reserves pertain to a major waterflood implementation that is estimated to cost $120 million.

********************

CANO PETROLEUM, INC.

UNAUDITED PRO FORMA COMBINED

FINANCIAL STATEMENTS

The unaudited pro forma combined financial statements were prepared to present the effect of the following transactions:

•      The acquisition of certain assets of Nowata Oil Properties LLC, on September 14, 2004, for approximately $2.6 million.

•      The acquisition of Square One Energy, Inc. (“Square One”) on March 29, 2005 for approximately $7.5 million.

•      The acquisition of W.O. Energy of Nevada, Inc. (“WO Energy”) on November 29, 2005 for approximately $57.4 million.

•      Net proceeds of $40.8 million borrowings under senior and subordinated debt agreements during November 2005.

•      The issuance of 1,350,000 shares of our common stock during March 2005.

•                  The conversion of 2,000,000 shares of our Series B Convertible Preferred Stock and 6,750,000 shares of our Series C Convertible Preferred Stock into 2,466,665 shares of our common stock during February and March 2005.

•      The issuance of 4,703,864 shares of common stock during September 2005.

•      The release of 2,505,025 restricted shares from escrow during July 2005.

A pro forma combined balance sheet of Cano is not presented since the balance sheet filed with the Form 10-QSB dated December 31, 2005, gives effect to the each of the transactions listed above.

The unaudited pro forma combined statement of operations of Cano for the year ended June 30, 2005 and the six months ended December 31, 2005, gives effect to all the transactions listed above as if they had occurred on July 1, 2004.

The unaudited pro forma combined statement of operations for the six months ended December 31, 2005 includes:

•      Cano’s historic results of operations for the six months ended December 31, 2005, and

•      WO Energy’s historic results of operations for the five months ended November 30, 2005.

The unaudited pro forma combined statement of operations for the year ended June 30, 2005 include:

•      Cano’s historic results of operations for the year ended June 30, 2005;

•      Square One’s historic results of operations for the nine months ended December 31, 2004;

•      The revenues and direct operating expenses of the properties acquired from Nowata Oil Properties LLC, for the two-months ended August 31, 2004; and

•      WO Energy’s historic operating results for the ten months ended September 30, 2005.

The pro forma adjustments include the operating results of WO Energy for October and November 2004, in order to present twelve months of WO Energy operating results.

The unaudited pro forma combined financial statements of Cano have been included as required by the rules of the Securities and Exchange Commission and are provided for comparative purposes only.

The unaudited pro forma combined financial statements of Cano should be read in conjunction with the historical financial statements of Cano, WO Energy, Square One and the Nowata Properties and the related notes thereto. The unaudited pro forma combined financial statements of Cano are based upon assumptions and include adjustments as explained in the notes to the unaudited pro forma combined financial statements, and the actual recording of the transactions could differ.  The unaudited pro forma combined financial statements of Cano are not necessarily indicative of the financial results that would have occurred had the acquisition been effective on and as of the dates indicated and should not be viewed as indicative of operations in the future.

UNAUDITED PRO FORMA COMBINED

STATEMENT OF OPERATIONS

Twelve Months Ended June 30, 2005

	Cano Petroleum 6/30/05	Square One Energy Historical Amounts	Nowata Acquisition Historical Amounts	WO Energy Historical Amounts	Pro Forma Adjustment		Combined Pro Forma Amounts
Operating Revenues:
Crude Oil and Natural Gas Sales	$5,481,640	$494,826	$529,237	$11,096,840	2,062,119	(a)	$19,664,662

Operating Expenses:
Lease operating expenses	3,072,875	398,103	353,969	3,741,239	748,248	(a)	8,314,434
General and administrative	3,150,301	56,613	—	2,315,166	(1,355,166	)(b)	4,166,914
Deferred compensation expense	1,678,785	—	—	—			1,678,785
Accretion of asset retirement obligations	69,814	6,962	280	29,809	5,962	(a)	112,827

Depletion and depreciation	494,668	15,816	38,236	355,911	118,297	(c)
					1,582,033	(d)	2,604,961

Total expenses	8,466,443	477,494	392,485	6,442,125	1,099,374		16,877,921

Operating Income (Loss)	(2,984,803)	17,332	136,752	4,654,715	962,745		2,786,741

Other Income (Expense)
Minority interest in income of PetroWings	—	—	—	24,283	(24,283	)(e)	—
Interest expense	—	—	—	(98,200)	(3,299,100	)(f)	(3,397,300)
Gain on sale of aircraft	—	—	—	593,306	(593,306	)(e)	—
Interest Income and Other, Net	11,661	(3,302)	—	218,572	—		226,931
Total other income (expense)	11,661	(3,302)	—	737,961	(3,916,689)		(3,170,369)

Income (loss) before income taxes	(2,973,142)	14,030	136,752	5,392,676	(2,953,944)		(383,628)
Income tax expense (benefit)	—	—	—	2,050,000	(2,196,000	)(g)	(146,000)
Net income (loss)	(2,973,142)	14,030	136,752	3,342,676	(757,944)		(237,628)
Preferred stock discount	416,534	—	—	—	—		416,534

Earnings (loss) applicable to common stock	$(3,389,676)	$14,030	$136,752	$3,342,676	$(757,944)		$(654,162)

Earnings (Loss) per Share
(Basic and diluted)	$(0.29)						$(0.03)

Weighted Average Common Shares Outstanding
(Basic and diluted)	11,839,080				12,348,886	(h)	24,187,966

See notes to Unaudited Pro Forma Combined Financial Statements.

UNAUDITED PRO FORMA COMBINED

STATEMENTS OF OPERATIONS

Six Months Ended December 31, 2005

	Cano Petroleum 12/31/05	WO Energy Historical Amounts	Pro Forma Adjustments		Combined Pro Forma Adjustments
Operating Revenues:
Crude oil and natural gas sales	$5,109,241	$6,001,674			$11,110,915

Operating Expenses:
Lease operating expenses	1,990,302	1,951,514			3,941,816
Production taxes	301,198	272,054			573,252
General and adminstrative	2,913,758	1,157,583	(757,583	)(b)	3,313,758
Deferred compensation expense	296,586	—			296,586
Accretion of asset retirement obligations	45,374	14,905			60,279
Depletion and depreciation	426,859	177,955	648,073	(d)	1,252,887
Total operating expenses	5,974,077	3,574,011	(109,510)		9,438,578

Operating income (loss)	(864,836)	2,427,663	109,510		1,672,337

Other income (expenses):
Gain (loss) on effective hedge contracts	(1,635,537)	—			(1,635,537)
Interest expense	(331,440)	(49,100)	(1,366,442	)(f)	(1,746,982)
Minority interest in PetroWings		12,142	(12,142	)(e)	—
Gain on sale of aircraft		—			—
Interest income and deductions, net	94,320	109,286	—		203,606
Total other income (expenses)	(1,872,657)	72,328	(1,378,584)		(3,178,913)

Income (loss) before income taxes	(2,737,493)	2,499,991	(1,269,074)		(1,506,576)

Income tax expense (provision)	(793,000)	949,997	(728,997	)(g)	(572,000)

Earnings (loss) applicable to common stock	$(1,944,493)	$1,549,994	$(540,077)		$(934,576)

Earnings (loss) per share - basic and diluted	$(0.09)				$(0.04)

Weighted average common shares outstanding
Basic and diluted	20,517,156		3,670,810	(h)	24,187,966

NOTES TO UNAUDITED PRO FORMA

COMBINED FINANCIAL STATEMENTS

(a)  To record an additional two months of WO Energy’s operating results in order to annualize the historical results, since they represent ten months of operating activities.

(b)  General and administrative expenses of WO Energy are expected to be $80,000 monthly, or $960,000 annually. The adjustment to reduce WO Energy’s G&A expenses by $1,355,166 is to reflect the estimated annual amount. For the six months ended December 31, 2005, the adjustment to reduce WO Energy’s G&A expenses by $757,583 is to reflect the $400,000 estimated amount for the five months ended November 30, 2005.

(c)  To adjust annual depletion and depreciating expense for the Square One properties based on the acquisition price valued at $7.5 million.

(d)  To adjust depletion and depreciation expense for the WO Energy properties based on a depletion rate of $6.06 per barrel. The depletion and depreciation expense of the WO Energy properties for the year ended September 30, 2005 is approximately $1.7 million. For the five months ended November 30, 2005, the amount is approximately $648,000.

(e)  To remove operating activity pertaining to PetroWings, which was assumed by WO Energy's prior owners before Cano's acquisition of the company.

(f)  To record annual interest expense of $3.4 million on the $40.75 million debt discussed in note (a). The interest amount is based on 11.24% on the $15 million subordinated debt and 6.64% on the $20.75 million senior debt. For the five months ended November 30, 2005, the amount is $1,366,442.

(g) The income tax expense (provision) is based on an effective income tax rate of 38%.

(h)  The earnings (loss) per share calculation is based on 24,187,966 shares, which is the amount of issued shares as of December 31, 2005 totaling 26,847,941 less 2,659,975 shares held in escrow that could vest to individuals based on achieving certain employment and performance goals. The 24,187,966 contemplates all transactions involving common stock were completed by July 1, 2004. This adjustment records the incremental impact, of the transactions listed in the introductory paragraphs to these unaudited pro forma combined financial statements, on our weighted average common shares outstanding.

The purchase price calculation and allocation are subject to changes based on financial activity that may occur after December 31, 2005 and the fair market valuation of oil and gas properties.   These amounts are expected to be finalized within one year.

Pro Forma Supplementary Financial Information for Oil and Gas Producing Activities (Unaudited)

The following tables present certain unaudited pro forma information concerning Cano’s proved oil and gas reserves giving effect to the acquisition of WO Energy as if it had occurred on July 1, 2004. There are numerous uncertainties inherent in estimating the quantities of proved reserves and projecting future rates of production and timing of development expenditures.  The following reserve data represent estimates only and should not be construed as being exact.  The proved oil reserve information for Cano and WO Energy is as of June 30, 2005 and September 30, 2005, respectively, and reflects prices and costs as of those dates.

	Cano Petroleum	WO Energy	Total
Reserves - Crude Oil & Natural Gas Liquids (Bbls)
Reserves at beginning of period	213,245	22,748,300	22,961,545
Purchases of minerals in place	2,066,456	1,252,957	3,319,413
Revisions of prior estimates	865,587	272,283	1,137,870
Production	(89,308)	(156,350)	(245,658)
Reserves at end of period	3,055,980	24,117,190	27,173,170

Proved producing reserves at end of period	2,162,078	2,864,310	5,026,388

	Cano Petroleum	WO Energy	Total
Reserves - Natural Gas (MCF):
Reserves at beginning of period	—	34,798,690	34,798,690
Purchases of minerals in place	9,531,352	27,000,920	36,532,272
Revisions of prior estimates	1,036,629	1,151,670	2,188,299
Production	(180,069)	(791,690)	(971,759)
Reserves at end of period	10,387,912	62,159,590	72,547,502

Proved producing reserves at end of period	2,619,874	13,277,980	15,897,854

Standardized Measure of Discounted Future Cash Flows:

	Cano Petroleum	WO Energy	Total
Future cash inflows	$222,665,000	$2,303,000,000	$2,525,665,000
Future production and development costs	(123,360,000)	(822,800,000)	(946,160,000)
Future income taxes	(31,606,000)	(559,500,000)	(561,106,000)
Future net cash flows	67,699,000	920,700,000	988,399,000
10% annual discount	(37,160,000)	(635,900,000)	(673,060,000)
Standardized measure of discounted net cash flows	$30,539,000	$284,800,000	$315,339,000

Changes in Standardized Measure of Discounted Future Cash Flows:

	Cano Petroleum	WO Energy	Total
Balance at beginning of period	$1,500,000	$47,500,000	$49,000,000
Net changes in prices and production costs	315,000	206,600,000	206,915,000
Net changes in future development costs	(1,680,000)	400,000	(1,280,000)
Sales of oil and gas produced, net	(2,409,000)	(7,400,000)	(9,809,000)
Purchases of reserves	43,280,000	12,300,000	55,580,000
Revisions of previous quantity estimates	2,164,000	87,500,000	89,664,000
Previously estimated development costs incurred	1,985,000	300,000	2,285,000
Net change in income taxes	(14,833,000)	(113,600,000)	(128,433,000)
Accretion of discount	233,000	10,100,000	10,333,000
Other	(16,000)	41,100,000	41,084,000
Balance at end of period	$30,539,000	$284,800,000	$315,339,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANO PETROLEUM, INC.

Date: February 21, 2006
	By:	/s/ Michael J. Ricketts
Michael J. Ricketts
Chief Financial Officer